Filed pursuant to Rule 424(b)(2)
SEC File No. 333-204870

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	5,750,000	$64.00	$368,000,000	$37,058

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on June 11, 2015 (File No. 333-204870), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 11, 2015)

5,000,000 Shares

AmTrust Financial Services, Inc.

Common Stock

We are offering 5,000,000 shares of our common stock.

Our shares trade on the NASDAQ Global Select Market under the symbol “AFSI.” On November 9, 2015, the last sale price of the shares as reported on the NASDAQ Global Select Market was $66.87 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in our common stock.

	Per Share	Total
Public offering price(1)	$64.00	$320,000,000
Underwriting discounts and commissions	$1.00	$5,000,000
Proceeds, before expenses, to AmTrust Financial Services, Inc.	$63.00	$315,000,000

(1)	Assumes no exercise of the underwriters’ option described below.

We have granted the underwriters an option to purchase up to an additional 750,000 shares of our common stock within 30 days after the date of this prospectus supplement at the purchase price stated above.

Neither the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares are expected to be ready for delivery on or about November 16, 2015.

Joint Book-Running Managers

Morgan Stanley	Citigroup

The date of this prospectus supplement is November 10, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. Neither we nor the underwriters are making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “AmTrust” or other similar terms refer to AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars” or “$” are to the lawful currency of the United States.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer debt securities, common stock, preferred stock, depositary shares, warrants and units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in our common stock. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the common stock being offered by this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement, before making a decision to invest in the common stock. In particular, you should review the information under the heading “Risk Factors” in the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference herein.

SUMMARY

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully. You should pay special attention to the information under the heading “Risk Factors” in the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference herein.

OUR COMPANY

Business Overview

AmTrust Financial Services, Inc. is a Delaware corporation that was acquired by its principal shareholders in 1998 and began trading on the NASDAQ Global Select Market on November 13, 2006. We underwrite and provide property and casualty insurance products, including workers’ compensation, commercial automobile, general liability and extended service and warranty coverage, in the United States and internationally to niche customer groups that we believe are generally underserved within the broader insurance market.

Our business model focuses on achieving superior returns and profit growth with the careful management of risk. We pursue these goals through geographic and product diversification, as well as an in-depth understanding of our insured exposures. Our product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Our workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. Our extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. We have also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of our products are sold through independent third-party brokers, agents, retailers or administrators. Our strategy is to target small to middle size customer markets throughout the U.S. and Europe where our proprietary technology platform enables us to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology we have developed offers a level of service that is a competitive advantage in these high volume, lower risk markets by enhancing our ability to service, underwrite and adjudicate claims. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively, and our strategy is to take relatively modest integration and balance sheet risk. Our acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and the hiring of established teams of underwriters with expertise in our specialty lines.

We are committed to driving long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model and leveraging technology to help maintain a more efficient cost structure, consistently generate solid underwriting profits and ensure strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and seek to minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings. Our principal insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company (“A.M. Best”), which is the third highest of 16 rating levels.

Competition

The insurance industry, in general, is highly competitive and there is significant competition in the commercial business insurance sector. Competition in the insurance business is based on many factors, including coverage availability, claims management, safety services, payment terms, premium rates, policy terms, types of insurance offered, overall financial strength, financial ratings assigned by independent rating organizations, such as A.M. Best, and reputation. Some of the insurers with which we compete have significantly greater financial, marketing and management resources than we do. In the future, we may also compete with new market entrants. Our competitors include other insurance companies, state insurance pools and self-insurance funds. We generally target niche sectors and clients where the market is not as competitive as the broader market and where we have particular expertise and provide differentiated offerings compared to our competitors.

More than one hundred insurance companies participate in the workers’ compensation market in the United States. The insurance companies with which we compete vary by state and by the industries we target. We believe our competitive advantages include our efficient underwriting and claims management practices and systems and our A.M. Best ratings of “A” (Excellent). In addition, we believe our lower processing costs allow us to competitively price our insurance products.

We believe the niche markets in the Specialty Risk and Extended Warranty sector in which we do business are less competitive than most other insurance sectors (including workers’ compensation insurance). We believe our Specialty Risk and Extended Warranty teams are recognized for their knowledge and expertise in these targeted markets. Nonetheless, we face significant competition, including several internationally well-known insurers that have significantly greater financial, marketing and management resources and experience than we have. We believe that our competitive advantages include our ownership of both a U.S. and a U.K. warranty provider, which enables us to directly administer the business, the ability to provide technical assistance to non-affiliate warranty providers, experienced underwriting, resourceful claims management practices and good relations with warranty administrators in the European Union, Asia and the United States.

Our Specialty Program segment employs a niche strategy of targeting smaller businesses, which helps to differentiate our offerings from those of our competitors. Most of our competing carriers pursue larger risks. We do not compete for high exposure business and underwrite lower hazard classes of business where service and execution are the basis for attracting and retaining business as opposed to providing the lowest price. Our competitive A.M. Best rating and financial size allow us to compete favorably for target business.

Underwriting and Claims Management Philosophy

We believe that proactive and prompt claims management is essential to reducing losses and lowering loss adjustment expenses and enables us to more effectively and accurately measure reserves. To this end, we utilize our proprietary technology and extensive database of loss history in order to appropriately price and structure policies, maintain lower levels of loss, enhance our ability to accurately predict losses, and maintain lower claims costs than the industry as a whole. We believe a strong underwriting foundation is best accomplished through careful risk selection and continuous evaluation of underwriting guidelines relative to loss experience. We are committed to a consistent and thorough review of each new underwriting opportunity and our portfolio as a whole, and, where permissible and appropriate, we customize the terms, conditions and exclusions of our coverage in order to manage risk and enhance profitability.

Business Segments

We manage our business through three segments, Small Commercial Business, Specialty Risk and Extended Warranty, and Specialty Program, which are based on the products we provide and the markets we serve. We also have a former segment, Personal Lines Reinsurance, which is in run-off and is now included in our Corporate and Other segment. The Corporate and Other segment also represents the activities of the holding company as well as a portion of service and fee revenue.

The following table provides our gross written premium by segment for the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012:

	Nine Months Ended September 30,		Year Ended December 31,
(Amounts in Thousands)	2015	2014	2014	2013	2012
Small Commercial Business	$2,574,602	$2,366,451	$2,999,714	$1,659,980	$933,740
Specialty Risk and Extended Warranty	1,528,017	1,387,651	1,983,052	1,511,649	1,118,710
Specialty Program	1,087,719	874,215	1,105,199	879,455	578,735
Corporate and Other	—	—	—	65,827	118,141

Total	$5,190,338	$4,628,317	$6,087,965	$4,116,911	$2,749,326

Additional financial information regarding our segments is presented in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

Distribution

We market our Small Commercial Business products and Specialty Risk and Extended Warranty products through unaffiliated third parties that typically charge us a commission. In the case of our Specialty Risk and Extended Warranty segment, in lieu of a commission, these third parties often charge an administrative fee, based on the policy amount, to the manufacturer or retailer that offers the extended warranty or accidental damage coverage plan. Accordingly, the success of our business is dependent upon our ability to motivate these third parties to sell our products and support them in their sales efforts. The Specialty Program business is distributed through a limited number of qualified general and wholesale agents who charge us a commission. We restrict our agent network to experienced, professional agents that have the requisite licensing to conduct business with us. We incentivize the sales organizations through profit sharing arrangements to assure the profitability of the business written.

Acquisitions and Strategic Investments

We have grown at an above-industry average rate through a combination of organic growth and strategic acquisitions of other companies or selected books of businesses. We have balanced our opportunistic acquisition strategy with a conservative approach to risk. We will continue to evaluate the acquisition of companies, distribution networks and renewal rights, and other alternative types of transactions as they present themselves. We seek transactions that we believe can be accretive to earnings and return on equity.

For a more detailed description of our major acquisition and strategic investment activity during 2013 and 2014, and the first three quarters of 2015, and our investment in National General Holdings Corp., see “Item 1. Business—Acquisitions and Strategic Investments” in our Annual Report on Form 10-K for the year ended December 31, 2014, and “Note 13. Acquisitions” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference herein.

Geographic Diversity

Our insurance subsidiaries domiciled in the United States are collectively licensed to provide workers’ compensation insurance and commercial property and casualty insurance, including service contract reimbursement coverages related to our Specialty Risk and Extended Warranty segment, in 50 states, the District of Columbia and Puerto Rico, and in the year ended December 31, 2014, we wrote commercial property and casualty in 50 states and the District of Columbia.

Through our insurance subsidiaries, we are licensed to provide specialty risk and extended warranty coverage in 50 states and the District of Columbia, and in Ireland and the United Kingdom and, pursuant to European Union law, certain other European Union member states. Through our subsidiary, AmTrust at Lloyd’s, we are licensed to underwrite business internationally in locations where Lloyd’s is licensed.

Based on coverage plans written or renewed in 2014, 2013 and 2012, the European Union accounted for approximately 57%, 72% and 72%, respectively, of our Specialty Risk and Extended Warranty business and in 2014, the United Kingdom, Italy and France accounted for approximately 43%, 20% and 6%, respectively, of our European Specialty Risk and Extended Warranty business.

Reinsurance

We believe reinsurance is a valuable tool to appropriately manage the risk inherent in our insurance portfolio as well as to enable us to reduce earnings volatility and generate stronger returns. We also utilize reinsurance agreements to increase our capacity to write a greater amount of profitable business. Our insurance subsidiaries utilize reinsurance agreements to transfer portions of the underlying risk of the business we write to various affiliated and third-party reinsurance companies. Reinsurance does not discharge or diminish our obligation to pay claims covered by the insurance policies we issue; however, it does permit us to recover certain incurred losses from our reinsurers and our reinsurance recoveries reduce the total aggregate amount of losses that we may incur as a result of a covered loss event.

The total amount, cost and limits relating to the reinsurance coverage we purchase may vary from year to year based upon a variety of factors, including the availability of quality reinsurance at an acceptable price and the level of risk that we choose to retain for our own account. For a more detailed description of our reinsurance arrangements, including our quota share reinsurance agreement with Maiden Reinsurance Ltd. (“Maiden Reinsurance”), see “Reinsurance” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference herein.

Ratings

Our principal insurance subsidiaries are each rated “A” (Excellent) by A.M. Best. An “A” rating is the third highest of the 16 categories used by A.M. Best, and is assigned to companies that have, in A.M. Best’s opinion, an excellent ability to meet their ongoing obligations to policyholders. Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance.

These ratings were derived from an in-depth evaluation of these subsidiaries’ balance sheet strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the Company’s capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. A.M. Best ratings are intended to provide an independent opinion of an insurer’s ability to meet its obligations to policyholders and are not an evaluation directed at investors.

Recent Developments

On August 5, 2015, we entered into a definitive agreement to acquire N.V. Nationale Borg-Maatschappij and its affiliates (“Nationale Borg”) from Egeria and HAL Investments for approximately €154 million ($172 million). Nationale Borg is a 120-year old, Amsterdam-based international direct writer and reinsurer of surety and trade credit insurance with business in over 70 countries. This acquisition, which we refer to as the “Nationale Borg acquisition,” is subject to regulatory approval and is expected to close in the fourth quarter of 2015.

On September 27, 2015, we entered into definitive agreements to acquire Republic Companies, Inc. and its affiliates (“Republic”), a Texas-based property/casualty insurance company, from Delek Group Ltd. and Republic Insurance Holdings, LLC, for approximately $233 million, which is subject to purchase price adjustments. The purchase price consisted of $112 million in cash at closing, $16 million in cash to be paid over five years and $105 million in a note to be issued by us to Delek Group Ltd. The acquisition, which we refer to as the “Republic acquisition,” is subject to regulatory approval and is expected to close in the first half of 2016.

CORPORATE AND OTHER INFORMATION

Our principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

Our website address is http://www.amtrustgroup.com. Our internet website and the information contained therein or connected thereto are not intended to be incorporated by reference into this prospectus supplement and the accompanying prospectus.

This prospectus supplement refers to brand names, trademarks, service marks and trade names of us and other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective holders.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

Issuer	AmTrust Financial Services, Inc. (“AmTrust”).

Securities offered	We are offering 5,000,000 shares (or 5,750,000 shares if the underwriters exercise their option in full) of common stock, par value $0.01 per share.

Approximate Number of Shares of Common Stock to Be Outstanding Immediately After this Offering	87,914,000 shares (or 88,664,000 shares if the underwriters exercise their option in full) of common stock.

Voting Rights	Each share of our common stock entitles its holder to one vote on all matters to be voted upon by the stockholders. See “Description of Common Stock” in the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the common stock issued in this offering will be approximately $314,837,000 (or $362,087,000 if the underwriters exercise their option in full) after deducting our estimated offering expenses. We intend to use a portion of the net proceeds from this offering to finance our previously announced Nationale Borg and Republic acquisitions, as described in “Our Company—Recent Developments” in this prospectus supplement. Other than in connection with these acquisitions, we currently intend to use the remainder of the net proceeds from this offering for general corporate purposes, which includes working capital, capital expenditures and/or strategic acquisitions. See “Use of Proceeds” in this prospectus supplement.

Transfer Agent	American Stock Transfer & Trust Company, LLC.

Risk Factors	See “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, each of which is incorporated by reference herein, for the risks you should consider carefully before deciding to invest in our common stock.

The number of shares of common stock to be outstanding immediately after this offering that appears above is based on the number of shares of common stock outstanding as of September 30, 2015, and excludes:

•	an aggregate of approximately 1,429,821 shares of common stock issuable pursuant to outstanding employee stock options;

•	outstanding restricted stock units and performance share units issuable into a maximum of 1,481,225 shares of common stock; and

•	4,422,229 additional shares of common stock available for grant under our share based compensation plans.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial and operating information for the periods ended and as of the dates indicated, which for year-end data is derived from our audited consolidated financial statements and the notes thereto. Our consolidated balance sheet data as of September 30, 2015 and our consolidated statements of operations data for the nine months ended September 30, 2015 and 2014 are derived from our unaudited condensed consolidated financial statements. In the opinion of our management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial information. Operating results for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which appear in Part II, Items 7 and 8, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and related notes, which appear in Part I, Items 2 and 1, respectively, of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Selected Income Statement Data(1)
Gross written premium	$5,190,338	$4,628,317	$6,087,965	$4,116,911	$2,749,326	$2,150,472	$1,560,822
Ceded gross written premium	(1,995,445)	(1,570,170)	(2,131,347)	(1,551,238)	(1,101,289)	(873,875)	(733,596)

Net written premium	$3,194,893	$3,058,147	$3,956,618	$2,565,673	$1,648,037	$1,276,597	$827,226
Change in unearned premium	(231,138)	(439,746)	(430,054)	(299,683)	(229,185)	(239,736)	(81,567)

Net earned premium	$2,963,755	$2,618,401	$3,526,564	$2,265,990	$1,418,852	$1,036,861	$745,659
Service and fee income	346,766	308,083	409,743	331,559	172,174	108,660	62,067
Net investment income	111,281	95,673	131,601	84,819	68,167	55,515	50,517
Net realized and unrealized gain on investments	30,693	14,431	16,423	15,527	8,981	2,768	5,953

Total revenues	$3,452,495	$3,036,588	$4,084,331	$2,697,895	$1,668,174	$1,203,804	$864,196
Loss and loss adjustment expense	1,961,362	1,755,155	2,342,619	1,517,361	922,675	678,333	471,481
Acquisition costs and other underwriting expenses(2)	728,402	620,181	856,923	533,162	356,005	271,367	157,711
Other(3)	313,487	278,672	436,350	291,617	177,709	117,090	56,403

Total expenses	$3,003,251	$2,654,008	$3,635,892	$2,342,140	$1,456,389	$1,066,790	$685,595

Income before other income (expense), income taxes and equity in earnings of unconsolidated subsidiaries	$449,244	$382,580	$448,439	$355,755	$211,785	$137,014	$178,601
Other income (expense):
Interest expense	(32,763)	(35,885)	(45,857)	(34,691)	(28,508)	(16,079)	(12,902)
Loss on extinguishment of debt	(5,271)	—	(9,831)	—	—	—	—
Gain (loss) on investment in life settlement contracts, net of profit commission	19,085	(5,180)	12,306	3,800	13,822	46,892	11,855
Foreign currency gain (loss)	17,355	25,826	60,245	(6,533)	(242)	(2,418)	684
Gain on acquisition	5,826	—	—	48,715	—	5,850	—
Gain on sale of subsidiary	—	6,631	6,631	—	—	—	—

Total other income (expense)	$4,232	$(8,608)	$23,494	$11,291	$(14,928)	$34,245	$(363)

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Income before income taxes and equity in earnings of unconsolidated subsidiaries	$453,476	$373,972	$471,933	$367,046	$196,857	$171,259	$178,238
(Benefit) provision for income taxes	38,635	37,746	53,686	98,019	21,292	(15,023)	53,890

Income before equity in earnings of unconsolidated subsidiaries	414,841	336,226	418,247	269,027	175,565	186,282	124,348
Equity in earnings of unconsolidated subsidiaries-related parties	23,048	26,847	28,351	11,566	9,295	4,882	23,226

Net income	437,889	363,073	446,598	280,593	184,860	191,164	147,574
Non-controlling interest and redeeming non-controlling interest	(6,940)	7,029	416	1,633	(6,873)	(20,730)	(5,109)

Net income attributable to AmTrust Financial Services, Inc.	430,949	370,102	447,014	282,226	177,987	170,434	142,456
Dividends on preferred stock	(22,797)	(7,387)	(12,738)	(3,989)	—	—	—

Net income attributable to AmTrust common stockholders	$408,152	$362,715	$434,276	$278,237	$177,987	$170,434	$142,465

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Amounts in Thousands, Except Percentages and per Share Data)
Per Share Data
Basic Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common stockholders—basic	$4.96	$4.84	$5.78	$3.75	$2.42	$2.34	$1.97

Basic weighted average common shares outstanding	82,019	74,691	74,933	74,163	73,269	72,685	72,302

Diluted Income Per Share:
Net income allocated to AmTrust Financial Services, Inc. common shareholders—diluted	$4.86	$4.57	$5.45	$3.56	$2.34	$2.29	$1.95

Diluted weighted average common shares outstanding	83,746	79,085	79,517	77,984	75,620	74,431	73,194

Dividend declared per common share	$0.80	$0.60	$0.85	$0.56	$0.39	$0.34	$0.29

Selected Insurance Ratios and Operating Information
Net loss ratio(4)	66.2%	67.0%	66.4%	67.0%	65.0%	65.4%	63.2%
Net expense ratio(5)	24.6%	23.7%	24.3%	23.5%	25.1%	26.2%	22.1%
Net combined ratio(6)	90.8%	90.7%	90.7%	90.5%	90.1%	91.6%	85.3%
Return on common equity(7)	28.1%	32.1%	28.4%	22.5%	17.5%	21.2%	22.2%

	As of September 30,	As of December 31,
	2015	2014	2013	2012	2011	2010
	(Amounts in Thousands)
Selected Balance Sheet Data(1)
Cash, cash equivalents and restricted cash	$1,167,703	$1,088,975	$930,461	$493,132	$429,951	$201,949
Investments	5,523,880	4,575,881	3,657,309	2,203,270	1,656,687	1,357,012
Reinsurance recoverable	2,951,764	2,440,627	1,929,848	1,318,395	1,098,569	775,432
Premiums receivable, net	2,322,422	1,851,682	1,593,975	1,251,262	932,992	727,561
Goodwill and intangibles assets	863,133	667,681	665,393	532,839	392,455	204,139
Total assets	16,952,439	13,847,368	11,279,126	7,436,511	5,762,419	4,205,741
Reserves for loss and loss adjustment expense	6,694,036	5,664,205	4,368,234	2,426,400	1,879,175	1,263,537
Unearned premiums	4,134,048	3,447,203	2,680,982	1,773,593	1,366,170	1,024,965
Deferred income tax liability	—	106,363	274,519	264,032	148,297	33,171
Revolving credit facility	130,000	120,000	—	—	—	—
Notes payable	250,000	250,000	250,000	—	—	6,667
2.75% Convertible senior notes due 2044	161,706	157,679	—	—	—	—
5.50% Convertible senior notes due 2021	5,163	56,745	164,218	161,218	138,506	—
7.25% Subordinated notes due 2055	150,000	—	—	—	—	—
7.50% Subordinated notes due 2055	135,000	—	—	—	—	—
Junior subordinated debt	123,714	123,714	123,714	123,714	123,714	123,714
Common stock, preferred stock and additional paid in capital less treasury stock	1,387,059	1,026,163	864,173	468,226	282,805	249,086
Total AmTrust Financial Services, Inc. equity	2,622,706	2,037,020	1,441,005	1,144,121	890,563	716,514

(1)	Results for a number of periods were affected by AmTrust’s various acquisitions from 2010 to September 30, 2015.
(2)	Acquisition costs and other underwriting expenses include policy acquisition expenses, commissions paid directly to producers, premium taxes and assessments, salary and benefits and other insurance general and administrative expenses which represent other costs that are directly attributable to insurance activities. These costs and expenses are reduced by ceding commission earned through external reinsurance agreements.
(3)	Other operating expenses include non-cash amortization of tangible and intangible assets, goodwill impairment and non-insurance revenue generating activities in which we engage.
(4)	Net loss ratio is calculated by dividing the loss and loss adjustment expense by net premiums earned.
(5)	Net expense ratio is calculated by dividing the total of acquisition costs and other underwriting expenses by net premiums earned.
(6)	Net combined ratio is calculated by adding net loss ratio and net expense ratio together.
(7)	Return on common equity is calculated by dividing net income by the average stockholders’ equity for the period.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $314,837,000 (or $362,087,000 if the underwriters exercise their option in full) after deducting the estimated offering expenses payable by us.

We will retain broad discretion over the use of the net proceeds from this offering. We intend to use a portion of the net proceeds from this offering to finance our previously announced Nationale Borg and Republic acquisitions, as described in “Our Company—Recent Developments” in this prospectus supplement. Other than in connection with these acquisitions, we currently intend to use the remainder of the net proceeds from this offering for general corporate purposes, which includes working capital, capital expenditures and/or strategic acquisitions. Pending the application of any net proceeds, we intend to invest such amounts in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of the shares of common stock in this offering (assuming the underwriters do not exercise any part of their option) and the anticipated use of the net proceeds therefrom.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each of which is incorporated by reference herein. For more details on how you can obtain our SEC reports and other information, you should read the section entitled “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement.

	As of September 30, 2015
(Dollar and Share Amounts In Thousands, Except Par Value)	Actual	As Adjusted
Cash, cash equivalents and restricted cash	$1,167,703	$1,482,540
Investments	$5,523,880	$5,523,880

Debt:
Consolidated Indebtedness(1)	$1,010,334	$1,010,334

Total debt	$1,010,334	$1,010,334
Stockholders’ equity:
Common stock, par value $0.01 per share; 150,000 shares authorized, 98,227 issued 82,908 outstanding on an actual basis and 103,227 issued and 87,908 outstanding on an adjusted basis	$982	$982
Preferred stock, par value $0.01 per share; 10,000 shares authorized, 4,986 issued and outstanding on an actual and as adjusted basis	$482,500	$482,500
Additional paid-in capital	1,122,504	1,376,191
Treasury stock	(218,927)	(157,777)
Accumulated other comprehensive income	(61,118)	(61,118)
Retained earnings	1,296,765	1,296,765
Non-controlling interest	176,774	176,774

Total stockholders’ equity	$2,799,480	$3,114,317

Total capitalization	$3,809,814	$4,124,651

(1)	This amount does not include $168.0 million aggregate principal amount of a loan made by Maiden Reinsurance to AmTrust International Insurance, Ltd. (“AII”) in connection with a reinsurance agreement between the two parties that requires Maiden Reinsurance to provide sufficient collateral to secure its proportionate share of AII’s obligations. This amount is accounted for as a note payable on our balance sheet.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AFSI.” The following table shows the high and low sales prices per share for our common stock and the cash dividends declared with respect to such stock:

Year Ending December 31, 2015	High	Low	Declared Dividends
First quarter	$59.00	$48.85	$0.25
Second quarter	$65.97	$56.36	$0.25
Third quarter	$71.87	$52.06	$0.30
Fourth quarter (through November 9, 2015)	$71.26	$60.24	$0.30

Year Ended December 31, 2014	High	Low	Dividends Declared
First quarter	$39.64	$30.29	$0.20
Second quarter	$47.10	$35.55	$0.20
Third quarter	$46.02	$38.25	$0.20
Fourth quarter	$59.31	$39.80	$0.25

DIVIDEND POLICY

Our board of directors has historically declared the payment of quarterly cash dividends. Any determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements.

We are a holding company that transacts business through our operating subsidiaries. Our primary assets are the capital stock of these operating subsidiaries. Payments from our insurance subsidiaries pursuant to management agreements and tax sharing agreements, as well as fee income we generate from providing services to third parties, are our primary source of funds to pay our direct expenses. We anticipate that such payments, together with dividends paid to us by our subsidiaries, will continue to be the primary source of funds. Our ability to pay dividends to our stockholders largely depends upon the surplus and earnings of our subsidiaries and their ability to pay dividends to us. Payment of dividends by our insurance subsidiaries is regulated by insurance laws of various states, and the laws of certain foreign countries in which we do business, including laws establishing minimum solvency and liquidity thresholds. In addition, the terms of our revolving credit facility and outstanding debt limit, in the event of certain circumstances, our ability to pay dividends on our common stock, and future borrowings may include prohibitions and restrictions on dividends. As a result, at times, we may not be able to receive dividends from our insurance subsidiaries and may not receive dividends in amounts necessary to pay dividends on our capital stock. As of December 31, 2014, our insurance subsidiaries could pay dividends to us of $844 million without prior regulatory approval. Any dividends paid by our subsidiaries would reduce their surplus. During the first nine months of 2015, our insurance subsidiaries paid us dividends of $17.3 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences applicable to “U.S. holders” and “non-U.S. holders” (each as defined below) with respect to the purchase, ownership and disposition of shares of our common stock. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations and judicial and administrative authority, all of which are subject to differing interpretations or change, possibly with retroactive effect. This summary is limited to investors who will hold shares of our common stock as capital assets and does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances. This discussion does not address the tax consequences to investors who are subject to special tax rules, such as banks and other financial institutions, insurance companies, governments and governmental entities, broker-dealers, partnerships and their partners, tax-exempt organizations, investors that will hold the common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, U.S. expatriates, or U.S. holders that have a functional currency that is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any alternative minimum tax consequences or any state, local or non-U.S. tax consequences. Each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the purchase, ownership, and disposition of shares of our common stock.

For purposes of this summary, you are a “U.S. holder” if you are a beneficial owner of shares of our common stock and you are for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. You are a “non-U.S. holder” if you are a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder.

If a partnership (including any other entity treated as a partnership for U.S. federal income tax purposes) is a holder of shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding shares of our common stock, you should consult your own tax advisors as to the particular U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock.

U.S. Holders

Distributions on the Common Stock. In general, if distributions are made with respect to shares of our common stock, the distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of our current and accumulated earnings and profits is treated first as a nontaxable return of capital reducing your tax basis in the shares of our common stock. Any amount in excess of your tax basis is treated as capital gain, the tax treatment of which is discussed below under “Sale or Exchange of the Common Stock.”

Dividends received by individual U.S. holders of shares of our common stock will generally be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends that are paid to individual stockholders with respect to shares of our common stock that are held for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which the shares of our common stock become ex-dividend. Furthermore, the rate reduction does not apply to dividends received to the extent that an individual holder elects to treat the dividends as “investment income” for purposes of determining the holder’s limit for the deduction of investment interest under Section 163(d) of the Code.

Dividends received by corporate holders of shares of our common stock may be eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including limitations related to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. In addition, any amount received by a corporate holder that is treated as a dividend may, depending on the circumstances, constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code (except as may otherwise be provided in Treasury regulations yet to be promulgated). Under Section 1059, a corporate holder that has held shares of our common stock for two years or less before the dividend announcement date generally must reduce the tax basis of all of the holder’s shares of our common stock (but not below zero) by the “non-taxed portion” of any “extraordinary dividend” and, if the non-taxed portion exceeds the holder’s tax basis for the shares of our common stock, must treat any excess as gain from the sale or exchange of the shares of our common stock in the year the payment is received. Individual holders of shares of our common stock that receive any “extraordinary dividends” that are treated as “qualified dividend income” (as discussed above) will be required to treat any losses on the sale of such shares of our common stock as long-term capital losses to the extent of such dividends. We strongly encourage you to consult your own tax advisor regarding the extent, if any, to which these provisions may apply to you in light of your particular facts and circumstances.

Sale or Exchange of the Common Stock. On the sale or exchange of shares of our common stock, you generally will realize capital gain or loss in an amount equal to the difference between (a) the amount of cash and the fair market value of any property you receive on the sale and (b) your tax basis in the shares of our common stock. We strongly encourage you to consult your own tax advisors regarding applicable rates, holding periods and netting rules for capital gains and losses in light of your particular facts and circumstances. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its net gains from the disposition of shares of our common stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the common stock.

Information Reporting and Backup Withholding. Information reporting will generally apply to non-corporate U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain non-corporate U.S. holders may be subject to U.S. backup withholding (at a rate of 28%) on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of the shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

Distributions on the Common Stock. Distributions treated as dividends (as described above under “U.S. Holders—Distributions on the Common Stock”) paid to a non-U.S. holder of shares of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, distributions that are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such distributions are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty or an exemption from withholding for dividends effectively connected to a U.S. trade or business, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax benefits. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8BEN or W-8BENE (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Exchange of the Common Stock. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, or other disposition of shares of our common stock except for (i) certain non-resident alien individuals that are present in the United States for 183 or more days in the taxable year of the sale or disposition, (ii) gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), (iii) non-U.S. holders that are subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (iv) gain if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain that is treated as effectively connected with a trade or business within the United States will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected gain realized by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in a capacity as a creditor. We believe that we are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS reporting payments of dividends on shares of our common stock and the amount of tax, if any, withheld with respect to those payments. Copies of information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of shares of our common stock and the non-U.S. holder may be subject to U.S. backup withholding on dividend payments on shares of our common stock or on the proceeds from a sale or other disposition of shares of our common stock. Satisfaction of the certification procedures required to claim a reduced rate of or exemption from withholding under the rules described above in the section titled “Distributions on the Common Stock” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional Withholding Tax Relating to Foreign Accounts. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a nonfinancial foreign entity (including any intermediaries through which such shares of our common stock are held), unless (1) the foreign financial institution and the intermediary, as applicable, undertake certain diligence and reporting, (2) the nonfinancial foreign entity either certifies that it does not have any substantial United States owners or furnish identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity and the intermediary, as applicable, otherwise qualifies for an exemption from these rules. If the payee, including an intermediary, is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules. Final Treasury regulations and other published guidance provide that the withholding provisions described above will generally currently apply to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of shares of our common stock on or after January 1, 2019.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, prohibit certain transactions (“prohibited transactions”) involving the assets of (i) an employee benefit plan that is subject to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) and (ii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i) and (ii) being referred to herein as a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan.

We, the underwriters and certain of our respective affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if common stock are acquired by or on behalf of a Plan unless the common stock are acquired and held pursuant to an available exemption, of which there are many. In this regard the U.S. Department of Labor has issued prohibited transaction class exemptions that may apply to the acquisition of the common stock. These exemptions include transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of ERISA or the Code but may be subject to similar laws (“Similar Laws”). Fiduciaries of any such plans should consult with counsel before acquisition or ownership of our common stock.

Because of the foregoing, the person making the decision on behalf of a Plan or a governmental, church or foreign plan will be deemed, by purchasing the common stock, to represent on behalf of itself and the plan that the purchase of the common stock will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering the acquisition or ownership of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition or ownership of our common stock.

UNDERWRITING

Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as the underwriters. Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell, and each of the underwriters has agreed to purchase, severally and not jointly, the number of shares of common stock set forth opposite its name below, at a price of $63.00 per share.

Name	Number of Shares
Morgan Stanley & Co. LLC	2,500,000
Citigroup Global Markets Inc.	2,500,000

Total:	5,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of our common stock at the purchase price stated above. The offering will result in us receiving approximately $315,000,000 of proceeds before expenses, or $362,250,000 of proceeds before expenses if the underwriters’ option is exercised in full.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to 750,000 additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Purchase Price	$64.00	$320,000,000	$368,000,000
Underwriting discounts and commissions	$1.00	$5,000,000	$5,750,000
Proceeds, before expenses, to us	$63.00	$315,000,000	$362,250,000

The estimated offering expenses payable by us are approximately $163,000.

We have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for our common stock (other than pursuant to employee stock option plans existing on the date hereof, or upon the conversion or exchange of convertible or exchangeable securities issued pursuant to such employee stock plans or outstanding as of the date of this prospectus supplement), during the period from the date of this prospectus supplement continuing through the date that is 45 days from the date of this prospectus supplement, without the prior written consent of the underwriters. This agreement does not apply to any existing employee benefit plans.

Our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or hedge any of their shares of our common stock or any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock during the period from the date of this prospectus supplement continuing through the date that is 45 days from the date of this prospectus supplement, except with the prior written consent of the underwriters. The foregoing restrictions shall not apply to (i) transfers as bona fide gifts, provided that each donee agrees to be bound in writing by the restrictions of the lock-up agreement, except in the case of certain gifts not to exceed 82,000 shares of common stock, in aggregate, (ii) to any trust for the direct or indirect benefit of the individual subject to the agreement or his or her immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that such transfer under (i) and (ii) will not involve a disposition for value, (iii) transfers pursuant to 10b5-1 plans, (iv) dispositions from any grantor retained annuity trust; provided that the transferee agrees to be bound in writing by the restrictions of the lock-up agreement, (v) distributions to shareholders, partners or members of any such individual, provided that such shareholders, partners or members agree to be bound in writing by the restrictions of the lock-up agreement, (vi) transfers required pursuant to the Company’s 2010 Omnibus Incentive Plan in order to reimburse or pay U.S. federal income tax and withholding obligations in connection with vesting of restricted stock or restricted stock unit grants, (vii) transfers made to collateralize any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in the lock-up agreement, except in the case of certain shares of Common Stock, not to exceed 737,188 shares, in aggregate, (viii) with respect to one director, the sale of not more than 15,125 shares of common stock that are acquired through the exercise of an equivalent number of options, or (ix) with the prior written consent of the underwriters. For purposes of this paragraph, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “AFSI”.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their option. The underwriters may close out a covered short position by exercising their option or purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. Naked short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the other party may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus pursuant to Article 3 of the Prospectus Directive. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for AmTrust or any underwriter to produce a prospectus for such offer. Neither AmTrust nor any underwriter has authorised, nor do they authorise, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of shares contemplated in this prospectus supplement and the accompanying prospectus.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require AmTrust or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at, and any offer subsequently may only be directed at, persons who are

“qualified investors” (as defined in the Prospectus Directive) who (a) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) or (b) are high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged with, relevant persons.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to AmTrust; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the

SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.amtrustgroup.com or in print upon written request addressed to our Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 11, 2015, August 10, 2015 and November 9, 2015, respectively;

•	Definitive Proxy Statement on Form DEF 14A filed with the SEC on March 31, 2015 (only those portions incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2014); and

•	Current Reports on Form 8-K filed with the SEC on February 27, 2015, March 19, 2015, April 13, 2015, May 21, 2015, June 18, 2015, September 10, 2015 and September 16, 2015.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

Senior Vice President, General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

(212) 220-7120

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sidley Austin LLP, New York, New York. The underwriters will be represented by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements and schedules and the report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference to AmTrust’s Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AmTrust Financial Services, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

We may offer from time to time, in one or more offerings, our debt securities, common stock, preferred stock, depositary shares, warrants or units. This prospectus describes the general terms of these securities and the general manner in which we may offer them.

We will provide specific terms of these securities in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

We may sell the securities directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. We will state the names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, in the accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our common stock, par value $.01 per share, is listed on The NASDAQ Stock Market LLC under the symbol “AFSI.” The closing price of our common stock on The NASDAQ Stock Market LLC on June 10, 2015 was $60.56 per share. Our Series A Preferred Stock, par value $.01 per share, is listed on the New York Stock Exchange, or NYSE, under the symbol “AFSI-A.” The closing price of our Series A Preferred Stock on the NYSE on June 10, 2015 was $24.65. Our Series B Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-B.” The closing price of our Series B Preferred Stock on the NYSE on June 10, 2015 was $25.04. Our Series C Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-C.” The closing price of our Series C Preferred Stock on the NYSE on June 10, 2015 was $25.46. Our Series D Preferred Stock, par value $.01 per share, is listed on the NYSE under the symbol “AFSI-D.” The closing price of our Series D Preferred Stock on the NYSE on June 10, 2015 was $25.13. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these securities, please see the section titled “Risk Factors,” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2015.

References in the prospectus to “we,” “us,” “the Company” or “AmTrust” or other similar terms mean AmTrust Financial Services, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf registration” process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference into this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the securities that we may offer under this prospectus. This prospectus and accompanying prospectus supplement(s) will describe the material terms of any exhibits to the registration statement that are material to the offering. The registration statement and exhibits can be read on the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our securities; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings, before investing in these securities. We may include additional risk factors in a prospectus supplement relating to an offering of a particular series of securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995 that are intended to be covered by the safe harbors created thereby. When we use words such as “believe,” “expect,” “predict”, “estimate”, “intend,” “plan,” “project,” “seek,” “potential,” “possible,” “could,” “might,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately, many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, will be discussed in our Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

The projections and statements in this prospectus speak only as of the date of this prospectus, and we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://ir.amtrustgroup.com. Our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://ir.amtrustgroup.com or in print upon written request addressed to our corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will update or supersede this information.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	our Current Reports on Form 8-K filed with the SEC on February 27, 2015, March 19, 2015, April 13, 2015 and May 21, 2015; and

•	the description of our common stock, $0.01 par value, set forth in our Form 8-A filed with the SEC on November 9, 2006 and our Registration Statement on Form S-1/A (File No. 333-134960) filed with the SEC on November 8, 2006 and declared effective by the SEC on November 9, 2006, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference any future filings filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Stephen B. Ungar

Senior Vice President, General Counsel and Secretary

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd Floor

New York, NY 10038

Telephone Number: 212-220-7120

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

AMTRUST FINANCIAL SERVICES, INC.

We underwrite and provide property and casualty insurance in the United States and internationally to niche customer groups that we believe are generally underserved by larger insurance carriers within the broader insurance market.

Our business model focuses on achieving superior returns and profit growth with the careful management of risk. We pursue these goals through geographic and product diversification, as well as an in-depth understanding of our insured exposures. Our product mix includes, primarily, workers’ compensation, extended warranty and other commercial property/casualty insurance products. Our workers’ compensation and property/casualty insurance policyholders in the United States are generally small and middle market businesses. Our extended warranty customers are manufacturers, distributors and retailers of commercial and consumer products. We have also built a strong and growing distribution of extended warranty and specialty risk products, including liability and other property/casualty products, in Europe. The majority of our products are sold through independent third-party brokers, agents, retailers or administrators. Our strategy is to target small to middle size customer markets throughout the U.S. and Europe where our proprietary technology platform enables us to efficiently manage the high volume of policies and claims that result from serving large numbers of small policyholders and warranty contract holders. The technology we have developed offers a level of service that is a competitive advantage in these high volume, lower risk markets by enhancing our ability to service, underwrite and adjudicate claims. Additionally, our ability to maintain and analyze high volumes of loss data over a long historical period allows us to better manage and forecast the underlying risk inherent in the portfolio. Since our inception in 1998, we have grown both organically and through an opportunistic acquisition strategy. We believe we approach acquisitions conservatively, and our strategy is to take relatively modest integration and balance sheet risk. Our acquisition activity has involved the purchase of companies, renewal rights to established books of insurance portfolios, access to distribution networks and the hiring of established teams of underwriters with expertise in our specialty lines.

We are committed to driving long-term shareholder value and industry-leading returns on equity by continuing to execute on our lower risk, lower volatility business model and leveraging technology to help maintain a more efficient cost structure, consistently generate solid underwriting profits and ensure strong customer service and retention rates. Additionally, we are focused on further enhancing our economies of scale by opportunistically expanding our geographic reach and product set, growing our network of agents and other distributors, developing new client relationships and executing our acquisition strategy. We are also focused on maintaining our disciplined approach to capital management while maximizing an appropriate risk-adjusted return on our growing investment portfolio. We continue to carefully monitor and maintain appropriate levels of reserves and seek to minimize our reinsurance recoverable exposure in order to maintain a strong balance sheet. We intend to expand our business and capital base to take advantage of profitable growth opportunities while maintaining or improving our A.M. Best ratings. Our principal operating subsidiaries are rated “A” (Excellent) by A.M. Best Company (“A.M. Best”), which rating is the third highest of 16 rating levels. Our consolidated results include the results for our holding company and wholly-owned insurance company subsidiaries.

Our principal executive offices are located at 59 Maiden Lane, 43rd Floor, New York, New York 10038, and our telephone number at that location is (212) 220-7120.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The below table indicates our ratio of earnings to fixed charges for each of the three months ended March 31, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. We have derived these ratios from our historical consolidated financial statements. The following should be read in conjunction with our consolidated financial statements, including the notes thereto, and the other financial information included or incorporated by reference herein.

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	17.2x	10.7x	12.0x	7.7x	10.0x	14.3x

(1)	For the purpose of determining our ratio of earnings to fixed charges, earnings consists of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (ii) capitalized interest and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges plus (iii) cash dividends from equity method investments. Fixed charges consist of interest expensed and capitalized, and amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rent expense.

SUMMARY DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue, in one or more offerings, any combination of debt securities, common stock, preferred stock, depositary shares, warrants and units.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon conversion of preferred stock or upon exercise of a debt warrant from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of the debt securities offered through that prospectus supplement and any special federal income tax consequences of these debt securities.

The debt securities will be issued in one or more series under an indenture by and among us and The Bank of New York Mellon Trust Company, N.A., as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended.

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture and the form of the applicable debt securities. Unless we specify otherwise in the applicable prospectus supplement, such Indenture will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such Indenture as we may adopt from time to time. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute our unsecured unsubordinated or subordinated obligations and will rank in parity in right of payment with all of our other existing and future unsecured and unsubordinated or subordinated indebtedness, as the case may be. We may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount, which we may authorize from time to time. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title and series of the debt securities;

•	the aggregate principal amount of the debt securities, whether there is any limit on the aggregate principal amount of the debt securities and whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the identity of the person to whom we will pay any interest on a debt security, if it is any person other than the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment;

•	the date or dates on which we will pay the principal of the debt securities;

•	if the debt securities will bear interest, the interest rate or rates, the date or dates from which the interest will accrue, the interest payment dates on which we will pay the interest and the regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal of, and any premium and interest on, the debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may, at our option, redeem the debt securities, in whole or in part;

•	our obligation, if any, to repurchase, redeem or repay the debt securities upon the happening of an event or at your option and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, repurchased or repaid, in whole or in part;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of maturity;

•	whether the debt securities may be exchangeable for and/or convertible into our common stock or any other security;

•	if other than denominations of $1,000 and integral multiples of $1,000, the denominations in which debt securities shall be issuable;

•	the applicability of the provisions of the applicable Indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	whether the principal or interest will be indexed to, or determined by reference to, one or more securities, commodities, indices or other financial measure;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	whether we may issue the debt securities, in whole or in part, in the form of one or more global securities, and, if so, the depositaries for the global securities, and, if different from those described below under “— Global Securities,” any circumstances under which we may exchange or transfer any global security, in whole or in part, in the names of persons other than the depositary or its nominee;

•	any addition to, change, or deletion of, any covenant or events of default applicable to the debt securities and any change in the right of the Trustee or your rights to declare the principal amount of the debt securities due and payable;

•	whether and under what circumstances we will pay Additional Amounts on the debt securities of the series to any holder in respect of any tax, assessment, or other governmental charge; and

•	any other specific terms of the debt securities of the series.

Redemption

We will set forth in an applicable prospectus supplement whether the debt securities are redeemable and the terms and conditions for such redemption, including the redemption price, the redemption period, whether such debt securities are redeemable in whole or in part at our option and any other additional provisions affecting the redemption of such debt securities.

Conversion and Exchange

We will set forth in an applicable prospectus supplement whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period, whether the conversion or exchange will be mandatory, at our option or at the option of the holder, the events requiring an adjustment of the conversion price or the exchange rate and any other additional provisions affecting the conversion or exchange of such debt securities.

Restrictive Covenants

Any material covenants applicable to the debt securities of any series not described in this prospectus will be specified in the applicable prospectus supplement.

Merger, Consolidation, and Transfer of Assets

The Indenture provides that we will not, in any transaction or series of related transactions, consolidate with or merge into any other person or sell, assign, transfer, lease, or otherwise convey all or substantially all of our assets to any other entity unless:

•	in such transaction or transactions, either (1) we shall be the continuing entity (in the case of a merger) or (2) the successor, transferee or lessee entity formed by or resulting from the consolidation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of our properties and assets is made, shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the Indenture and the due and punctual performance and observance of all of our other obligations under the Indenture and the debt securities outstanding thereunder; and

•	immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing.

Upon any consolidation with, or merger into, any other entity or any sale, assignment, transfer, lease, or conveyance of all of our properties and assets, to any entity in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or into which we are merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for us, and may exercise every right and power of ours under the Indenture with the same effect as if such successor person had been named therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under that Indenture.

Events of Default

Unless otherwise set forth in the applicable prospectus supplement, each of the following events will constitute an Event of Default under the Indenture, if applicable:

•	failure to pay principal of, or premium, if any, on, any debt security when due either at maturity, by call for redemption, by declaration or otherwise;

•	failure to pay any interest on any debt security when due that continues for 30 days;

•	failure to make any sinking fund payment or payments under any analogous provision when due with respect to any debt security of that series that continues for 30 days;

•	failure to perform covenants in the Indenture that continues for 90 days after written notice as provided in the Indenture;

•	failure to pay, for 30 days, an amount of indebtedness totaling more than $50 million in principal amount;

•	we file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless those holders have offered to the Trustee reasonable protection from costs, expenses and liability. Subject to the provisions of the Indenture relating to the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an event of default, other than an event of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of a series of outstanding debt securities may accelerate the maturity of all debt securities of that series. If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities will automatically, and without any action by the Trustee or any holder, become immediately due and payable. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under specific circumstances, rescind the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For a more detailed discussion as to waiver of defaults, see “— Modification or Waiver.”

No holder of any debt security will have any right to bypass the Trustee and institute any proceeding with respect to the Indenture or for any remedy under the Indenture unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to that series of debt securities;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series have made a written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee;

•	the Trustee has failed to institute the proceeding within 60 days; and

•	the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the holders’ request.

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of, and premium, if any, or interest on, any debt security on or after the respective due dates expressed in the debt security.

We will be required to furnish to the Trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance.

Modification or Waiver

Unless otherwise set forth in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of any series of outstanding debt securities, and, in some instances, we and the Trustee may modify and amend the Indenture without the consent of the holders of any series of outstanding debt securities. However, we and the Trustee may not modify or amend the Indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment if the modification or amendment:

•	changes the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduces the principal amount of, or the premium or interest on, any debt security;

•	reduces the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security;

•	changes the place or currency of payment of principal of, or premium or interest on, any debt security;

•	adversely affects the right, if any, of holders to exchange any debt securities for other securities or property in accordance with their terms;

•	impairs the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduces the percentage of any series of outstanding debt securities necessary to modify or amend the Indenture; or

•	reduces the percentage of aggregate principal amount of any series of outstanding debt securities necessary for waiver of compliance with specified provisions of the Indenture or for waiver of specified defaults.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive our compliance with specified restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or any other default specified in the applicable prospectus supplement.

Defeasance and Discharge

Satisfaction and Discharge

Upon our direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by us, subject to the survival of specified provisions of the Indenture, when:

•	either

(A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons have been delivered to the Trustee for cancellation, subject to exceptions, or

(B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series and, if applicable, related coupons, including the principal thereof and, premium, if any, and interest, if any, thereon;

•	we have paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture have been satisfied.

Defeasance

Unless specified in the applicable prospectus supplement and subject to the provisions of the Indenture, upon the exercise of our option, we will be discharged from all our obligations with respect to any debt securities of a series, except for the following obligations:

•	to exchange or register the transfer of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies; and

•	to hold moneys for payment in trust, upon our deposit in trust for the benefit of the holders of the debt securities of money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, debt securities of that series on the stated maturity in accordance with the terms of the Indenture and the debt securities of that series.

We may only exercise defeasance or discharge if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities of a relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

Form, Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities, if any, of each series only in fully registered global form, without coupons, and only in denominations and integral multiples of $1,000. However, if specified in the prospectus supplement, we may issue certificated securities in definitive form.

At your option, subject to the terms of the Indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination in the same aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities, you may present debt securities for exchange as provided above or for registration of transfer, if properly endorsed or with the form of transfer properly endorsed and executed, at the office of the security registrar or at the office of any transfer agent that we designate. There will be no service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The security registrar will effect a transfer or exchange only if it is satisfied with the documents of title and identity of the person making the request for the transfer or exchange.

If we redeem the debt securities of any series in part, we will not be required to issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of transmission of a notice of redemption and ending at the close of business on the day of the transmission, or register the transfer of, or exchange, any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities of the particular series represented by the global securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with that depositary or nominee or a custodian for the depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided under the Indenture. Unless otherwise stated in the applicable prospectus supplement, we will appoint The Depository Trust Company (“DTC”) as the depositary for the debt securities.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Notwithstanding any provision of the Indenture or any debt security, no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as a depositary as required by the Indenture;

•	an Event of Default, or an event that with notice or lapse of time, or both, will become an Event of Default, with respect to the debt securities represented by the global security has occurred and is continuing;

•	we so request; or

•	other circumstances, if any, in addition to or in lieu of those described above and as may be described in the applicable prospectus supplement, exist.

All securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the series of debt securities represented by the global security for all purposes under that series of debt securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have a global security or any series of debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any series of debt securities represented by the global security for any purpose under that series of debt securities or the Indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee and to persons that may hold beneficial interests through the depositary’s participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the Trustee or any agent of ours or the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made for, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial interests.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for the interest payment. Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the debt securities of a particular series will be payable at the office of the paying agent or paying agents that we may designate from time to time. Any other paying agents that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Notices

Unless otherwise specified in the applicable prospectus supplement, notices to the holders of debt securities will be sent by mail to the addresses of those holders as they may appear in the security register.

Title

Unless otherwise specified in the applicable prospectus supplement, we, the Trustee and any agents of ours or the Trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security, whether or not the debt security may be overdue, for the purpose of making payment and for all other purposes.

Relationship with the Trustee

The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the Trustee acquires any conflicting interest, the Trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the Indenture.

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture. We maintain corporate trust relationships with the Trustee in the ordinary course of business.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock that we may issue separately, upon conversion of a debt security, upon conversion of preferred stock, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common stock is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws (the “By-Laws”) and Delaware law. See “Where You Can Find More Information” for information on how to obtain a copy of our Amended and Restated Certificate of Incorporation.

Our Amended and Restated Certificate of Incorporation authorizes the issuance of 150,000,000 shares of our common stock, $0.01 par value per share, of which, at June 5, 2015, 98,217,929 shares were issued, 15,617,509 shares were held in treasury and 82,600,420 shares were outstanding and were held of record by 153 stockholders.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “AFSI.”

Dividends

Holders of common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding shares of preferred stock or debt securities.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Other Terms

If there is a liquidation, dissolution or winding up of AmTrust, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities, and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Effect of Amended and Restated Certificate of Incorporation and By-Laws

Our Amended and Restated Certificate of Incorporation and By-Laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our Amended and Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. In addition, our Amended and Restated Certificate of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by a resolution adopted by a majority of our board of directors or by our chief executive officer. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before our annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-Laws do not give our board of directors the power to approve or disapprove stockholder nominations of director candidates or proposals regarding other business to come before a special or annual meeting, the By-Laws may have the effect of precluding the conduct of proposed business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Delaware Anti-Takeover Statute

Under Delaware law, we may not engage in a “business combination,” which includes a merger or sale of more than 10% of our assets, with any “interested stockholder,” namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

•	at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions. As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have insurance subsidiaries domiciled or commercially domiciled in California, Delaware, Florida, Iowa, Kansas, Nevada, New Hampshire, New York, Texas and Wisconsin. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% or more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon conversion or exchange of a debt security, upon exercise of an equity warrant or in connection with a depositary share or unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any shares of preferred stock offered through that prospectus supplement and any special federal income tax consequences of those shares of preferred stock. We will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation that contains the terms of each series of preferred stock. This certificate will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to any Certificate of Amendment to our Amended and Restated Certificate of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these certificates for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of Certificates of Amendment to our Amended and Restated Certificate of Incorporation.

General

Our Amended and Restated Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, to issue 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series without stockholder approval. As of June 5, 2015, there were authorized 5,290,000 shares of our 6.75% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25 liquidation preference per share, of which 4,600,000 shares are outstanding, 115,000 shares of our 7.25% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 105,000 shares are outstanding, 92,000 shares of our 7.625% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 80,000 shares are outstanding, and 189,750 shares of our 7.50% Non-Cumulative Preferred Stock, Series D, $0.01 par value per share, $1,000 liquidation preference per share, represented by depositary shares, of which 182,500 shares are outstanding.

Each series of preferred stock will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays and uncertainties associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. Our board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock. There are no current agreements or understandings for the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

The shares of preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions will be made on our common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon any dissolution, liquidation or “winding up” of AmTrust, the holders of each series of preferred stock will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the shares of preferred stock into our common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of preferred stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer depositary shares representing receipts for fractional interests in preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, an owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share.

The following description of the terms of the deposit agreement is a summary. It summarizes only those terms of the deposit agreement that we believe would be most important to a holder’s decision to invest in our depositary shares. Holders should keep in mind, however, that it will be the deposit agreement entered into with respect to a particular offering of securities, and not this summary, that will define a holder’s rights as a holder of depositary shares. There may be other provisions in the deposit agreement that will also be important to holders. Holders should read the applicable prospectus supplement and the deposit agreement for a full description of the terms of the depositary shares, some of which may differ from the provisions summary below. The form of the deposit agreement will be filed as an exhibit to the registration statement that includes this prospectus, either by amendment to the registration statement that includes this prospectus or by a Current Report on Form 8-K. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the holders of our depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of our depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the holders of our depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Conversion, Exchange and Redemption

If the shares of preferred stock underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.

If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of our depositary shares representing such preferred stock. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying shares of preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of the underlying shares of preferred stock are entitled to vote or of which holders of the underlying shares of preferred stock are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying shares of preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying shares of preferred stock) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges (other than any change in the fees of any depositary, registrar or transfer agent) or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “— Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of our depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of the holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of our depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Amended and Restated Certificate of Incorporation to furnish to the holders of the preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of our depositary shares requesting the depository to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of securities that may be offered under this prospectus. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue shares of preferred stock, depositary shares, shares of common stock, or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount or number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the applicable underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the offered securities in and outside the United States in any one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through agents;

•	in short of long transactions; or

•	through a combination of any of these methods.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, brokers, dealers or agents participating in the offering;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	in the case of debt securities, the interest rate, maturity and redemption provisions;

•	any securities exchanges on which the securities may be listed, if any;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any other information we think is important.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm-commitment or best-efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specified conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from specified types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions

We may sell securities as part of, or in connection with, our entering into a derivative transaction with a financial institution. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

At-the-Market Offerings

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any at-the-market offerings.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters incident to the issuance and validity of the securities offered by this prospectus and the applicable prospectus supplement will be passed upon for us by Stephen B. Ungar, our Senior Vice President, General Counsel and Secretary. As of June 5, 2015, Mr. Ungar owned 75,593 shares of our common stock, 14,608 restricted stock units and 52,941 options to purchase shares of our common stock. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under this prospectus and the applicable prospectus supplement for any underwriters or agents.

EXPERTS

The consolidated financial statements and schedules and the report on effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,000,000 Shares

AmTrust Financial Services, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley	Citigroup

November 10, 2015